SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

Sunrise Solar Corporation

(Exact name of registrant as specified in its charter)

Nevada	88-0460457
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

4703 Shavano Oak, Suite 104
San Antonio, TX  78249
(Address of Principal Executive Office and Zip Code)

 Sunrise Solar Corporation 2008 Equity Incentive Plan
(Full Title of the Plan)

Eddie Austin, Jr.
Sunrise Solar Corporation
4703 Shavano Oak, Suite 104
San Antonio, TX  78249
(210) 881-0850
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1) (2)

Common Stock, $0.0001 par value 2008 Equity Incentive Plan	3,000,000	$0.40	$1,200,000	$47.16

(1)
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $39.30 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

(2)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the filing fee on the basis of $0.40 per share, which represents the average of the high and low prices reported on the Over the Counter Bulletin Board System on February 24, 2009.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in this Part I will be provided to employees, officers, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference

The following documents which we have filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-KSB for the year ended December 31, 2007;

(b)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)
Description of our common stock contained or incorporated in the registration statements we filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4	Description of Securities

Not applicable.

Item 5	Interests of Named Experts and Counsel

None.

Item 6	Indemnification of Directors and Officers

Section 78.7502 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding; provided the indemnitee undertakes to pay any amounts if it is later determined that the person was not entitled to be indemnified by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7	Exemption from Registration Claimed

Not applicable.

Item 8	Exhibits

Exhibit No.	Description

4.1	Articles of Incorporation
4.2	By-Laws
5.1	Opinion of Whitley Law Group, P.C.
23.1	Consent of M&K CPAS, PLLC
23.2	Consent of Whitley Law Group, P.C. (contained in Exhibit 5.1 hereof)

Item 9	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities  Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a  director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder,  the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 27th day of February, 2009.

Sunrise Solar Corporation

By:	/s/ Eddie Austin, Jr.
Eddie Austin, Jr.
Chairman & CEO
(Principal Executive Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Eddie Austin, Jr.	Chief Executive Officer, Chief Financial
Eddie Austin, Jr.	Officer and Director	February 27, 2009
(Principal Executive Officer and Principal
Accounting Officer)